Exhibit 10.3

SERVICES AGREEMENT

This Services Agreement is a legal agreement ("Agreement") between 30DC, Inc., a Delaware corporation ("30DC"), having its principal place of business at 80 Broad Street, Fifth Floor, New York, NY 10004, and Netbloo Media, Ltd. ("NBM"), a Hong Kong Corporation, having its principal place of business at RmA 7F, 139 Hennessy Road, Wanchai, Hong Kong. This Agreement shall be effective as May 16, 2015 ("Effective Date"). THIS AGREEMENT SUPERSEDES ALL OTHER TERMS AND CONDITIONS AGREED TO BETWEEN 30DC AND NBM FOR SERVICES INCLUDING THE SERVICES AGREEMENT EFFECTIVE OCTOBER 1, 2012 WHICH IS DEEMED TERMINATED ON MAY 15, 2015.

RECITALS

WHEREAS, NBM is engaged in the business of internet application development, including technical consulting services, software development and maintenance, and related marketing and sales,

WHEREAS, 30DC wishes to use the services of NBM for continued enhancement of its MagCast and Blogger Products as more completely described on Annexure A,

NOW, THEREFORE, the parties agree as follows:

1. Scope of Services. In consideration for payment as required herein, NBM agrees to provide the services to and on behalf of 30DC, as said services are more specifically described and fully set forth in Annexure A (Services), which is attached hereto and made a part hereof by this reference. Hereinafter the services to be performed by NBM shall be referred to as "Contract Services."

2. Term. The parties agree that the initial term of this Agreement shall be two years from ("Initial Term") from the Effective Date, first listed above but may be terminated at any time by either party by providing six months' notice.  However, once the Blogger Product currently under development has been launched, either party can terminate this agreement by providing three months' notice.  Renewal of the contract will be determined by negotiation with the CEO and 30DC Board in accordance with usual corporate practice.

3. Monthly Payment and Pricing.

A. In consideration for providing the Contract Services, 30DC agrees to pay, on a monthly basis in arrears, any and all applicable recurring fees and/or charges, which said recurring fees and/or charges are more specifically set forth in Annexure A.

B.  The pricing for services set forth in Annexure A will be reviewed on an annual basis.  This rate will be increased as cash flow permits and agreed by both parties in accordance with the agreed 30DC business plan ("Business Plan").

C. DC will pay NBM a Minimum Monthly Services Fee of $10,000 per month ("the Minimum Monthly Services Fee"). Payment of the balance owing of the monthly services fee (that amount excluding the Minimum Monthly Services Fee) will be subject to achieving reasonable progress in the work specified within ARTICLE XI: NBM OTHER REQUIREMENTS, paragraph (d) of the ACQUISITION AGREEMENT between the Parties dated 15 June 2015 and

a) The delivery of promotions specified within ARTICLE XI: NBM OTHER REQUIREMENTS, paragraph (d) of the ACQUISITION AGREEMENT between the Parties dated 15 June 2015 resulting in proceeds to 30DC of a minimum of $600,000 after all expenses, including but not limited to affiliate commissions; and

b) 30DC successfully raising $1 million in cash from a capital raise, business operations (including aforementioned promotions).

Until such time as these conditions are met, the full monthly services fee (excluding the Minimum Monthly Services Fee) will be accrued or paid in part as cash flow dictates.

D. All payments by 30DC for Contract Services purchased under this Agreement shall be made by wire to NBM.

E. If this Agreement is terminated, 30DC remains liable to pay NBM for any outstanding unpaid balance for fees and expenses owned by 30DC to NBM for Contract Services provided prior to termination.

4. Balance Due Under Prior Services Agreement.  The Parties have agreed that:

a)      At the Effective Date, the balance due to NBM under the Service Agreement which was effective October 1, 2012 ("the Prior Services Agreement") is taken to be $122,000 ("the balance due under the Prior Services Agreement");

b)      DC will pay $5,000 per month for the next 12 months to NBM (to be added to NBM monthly invoices) with a balloon payment being $62,000 made within a further 90 days after the end of the first 12 months as complete and final payment of the balance due under the Prior Services Agreement;

c)       In the event that DC fails to pay the $60,000 due over the next 12 months then DC must within 28 days issue to NBM an amount of stock equal to the balance outstanding as at the date 12 months from the date of closing such shares of restricted stock of DC to be issued at a 20% discount to the 5 day moving average closing price as at the date of demand if demanded by NBM within 30 days.  This can be waived by mutual agreement of the parties.

d)      In the event that the first $60,000 is paid but the balloon -$62,000, or portion thereof (if partially paid) - remains owing at the end of 15 months then DC must within 28 days issue to NBM an amount of stock equal to the balance outstanding as at the date 15 months from the date of closing such shares of restricted common stock of DC to be issued at a 20% discount to the 5 day moving average closing price as at the date of demand if demanded by NBM within 30 days following the end of the 15 month period.  This can be waived by mutual agreement of the parties.

5.   RELATIONSHIP OF PARTIES. It is understood by the parties that NBM is an independent contractor with respect to 30DC, and not an employee of 30DC. 30DC will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of NBM.

6. Choice of Law. 30DC expressly agrees that the laws of the State of Delaware, without regard to its conflict of laws principles, shall govern and apply to this Agreement in all respects, including, without limitation, with regard to limitations and/or exclusion of certain types of damages. The parties agree that New York courts shall have exclusive jurisdiction over each party's person and all arguments to the contrary are expressly waived. 30DC expressly agrees that any dispute, cause-of-action, suit or proceeding commenced as a result of this Agreement, shall be litigated in the state or federal court of proper jurisdiction with venue in New York to the exclusion of all others. 30DC expressly waives any and all claims of venue and jurisdiction in the state within which its principal place of business or domicile is located or of any other state and agrees that the State of New York is the only state having the proper venue and jurisdiction of this Agreement.

7. Duty of Confidentiality. During the contract term, both parties will be privy to and have access to information relating to the business of the other party, which is not generally available in the public domain nor readily ascertainable by independent investigation, which is subject to reasonable efforts of secrecy, and which secret nature gives the parties a competitive advantage. It is agreed that any and all information relating to the business of the other party acquired during the contract term is the sole property of 30DC or NBM respectively and constitutes confidential materials, which are trade secrets of each business. However, any information obtained or used by NBM in its capacity as a contractor for 30DC shall be deemed to be information related to 30DC's business and exclusively owned by 30DC. Such information includes, but is not limited to:

(i) Any leads for business from any source, including from the Internet;

(ii) All of the papers, records, files, documents, products, systems, programs, confidential reports (including, without limitation, technical information on the performance of the parties or their businesses and the development or acquisition, future business or business enhancements), marketing strategies, sales efforts and training, lists of clients, vendors and contractors, sources of customers or potential recruits maintained or created by the parties, including without limitations, letters and other correspondence, inter-office memoranda, mailing lists, manuals, profiles, forms, procedural or marketing information and other materials developed by a party or at its direction, or under its supervision or required to be maintained by any computer data base, manual or memoranda or by the directives of the management of the businesses, the parties' ways of doing business, including search engine utilization strategies; and

(iii.) Any and all documents, formulae, logarithms, code, language, plans, specifications, software, constituting "Intellectual Property," associated, in any way, with or developed by either party, as that term is commonly used and understood between the parties, and in the industry, and for which the parties have taken steps to keep such information/technology secret from outside third parties.

Collectively the information and materials referenced in 6(A) (i)-(iii) shall be referenced to herein as "Trade Secrets." NBM and 30DC agree that the Trade Secrets are assets belonging solely to the individual businesses respectively and that they have significant value to each party.

8. General Provisions.

A. Entire Agreement. This Agreement (a) contains the entire agreement among the parties, which said Agreement expressly includes and incorporates herein Annexure A, which is attached hereto; (b) except as otherwise provided for herein, may not be amended nor may any rights hereunder be waived except by an instrument in writing signed by the party sought to be charged with such amendment or waiver; and (c) is binding upon and inures to the benefit of the parties, and their respective personal representatives, successors and assigns, except as set forth above.

B. Construction Principles. Words in any gender are deemed to include the other gender. The singular is deemed to include the plural and vice versa. The headings and underlined paragraph titles are for guidance only and have no significance in the interpretation of this Agreement.

C. Counterparts. The Agreement may be executed in any number of counterparts, each of which is deemed an original and as executed shall constitute one agreement, binding on the parties even though the parties do not sign the same counterpart. A fax or electronic signature shall constitute the same as an original for all purposes.

D. Assignment. Neither party may assign or otherwise transfer this Agreement without the written consent of the other party.

This Agreement shall inure to the benefit of and bind the parties hereto and their respective legal representatives, successors and assigns.

E. Severance Clause. The invalidity or unenforceability of any part of this Agreement does not invalidate or affect the remainder, which continues to govern the relative rights and duties of the parties as though the invalid or unenforceable part were not a part hereof.

F. Attorney's Fees. In the event of a breach of this Agreement, the prevailing party is entitled to recover from the breaching party all attorneys' fees and costs incurred in enforcing this Agreement, with or without suit.

30DC, Inc.                                                      Netbloo Media, LTD

By:   /s/                                                         By:    /s/

President                                                          Manager

Date:     July 21, 2015                                    Date:     July 20, 2015

ANNEXURE A

 SERVICES

Business consulting, Project management and Software development including product completion, revisions and updates, development and maintenance of infrastructure such as web sites and hosting exclusively for the following 30DC products

MagCast Publishing Platform (MagCastApp.com)

MagCast  mobile App

Blogger Product website (TBD)

Blogger mobile App

To further clarify, the blogger product is a new platform currently in development by Netbloo Media on behalf of 30DC that is targeted to the Blogging industry. It allows bloggers to get an app built that reflects the content of their blog. Articles can be created using the web platform and these will be displayed in the blog app.

Any New 30DC products and services will be jointly reviewed and approved. If approved for development by Netbloo Media, they will need to be agreed in a separate service level agreement between 30DC and Netbloo Media prior to the start of any development.

Netbloo Media shall be responsible for providing business consulting, project management, development, delivery of all development project listed in this agreement.

At all times, 30DC shall have access to all product and product source code for the above listed products

As a major shareholder, Jonathan Lint can also attend all 30DC board and management meetings (typically telephonic).

NBM agrees to allocate 2 development resources for the above projects at cost. If more development resources are required by DC, a separate service invoice will be crafted for these resources

PRICING OF SERVICES

Monthly service fee of $19,500 per month for Project Management & Consulting Service, web and app development services, plus out of pocket costs for travel, software license, programming services, and third party vendors-as approved by 30DC, Inc. in advance.